SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 10, 2016, Wynnefield Capital, Inc. and its affiliates posted on its website at www.unlockomegavalue.com materials highlighting Michael N. Christodolou’ s business and corporate governance experience, a copy of which is attached hereto as Item 1 and is incorporated herein by reference.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou and David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield has filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Omega Protein: A Case of Poor Board Quality, Capital Misallocation and Anti-Shareholder Corporate Governance © 2016 Wynnefield Capital, Inc. All rights reserved.

Board Quality is a Critical Issue Nominee comparison A complicated company is not the place to learn Board skills: Vote FOR the veteran, Michael Christodolou Mr. Christodolou Mr. Ermers Public board years (excluding Omega Protein) 22 years None (1) Public company Chairman of the Board 12 years None Public company board directorships 22 years 23 months Public company Audit Committee 21 years 23 months Public company Chairman of Audit Committee 6 years None Human Nutrition acquisition responsibility N/A Bioriginal Anti-shareholder bylaw change responsibility None Two Public company Chairman of other committees 3 over 13 years (2) None Relevant experience in agricultural industry 17 years None Irrelevant experience in hospital industry None Majority of career Elected by shareholders YES NO Notes: All experience presented in aggregate years. (1) Mr. Ermers was appointed (not elected by shareholders) and had no board experience prior to Omega Protein. (2) Mr. Christodolou’s experience includes Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee – for an aggregate of 13 years.

Michael N. Christodolou is a Strong Candidate For Omega Protein’s Board

Michael N. Christodolou

Corporate Boards

1999 – present	Lindsay Corporation NYSE-Listed Manufacturer of Irrigation and Infrastructure Products	Omaha, NE
2015 – 2016	Farmland Partners Inc. NYSE-Listed REIT Owner and Acquirer of Farmland	Denver, CO
2011 - 2015	Quest Capital Group LLC Privately held Acquirer, Manager and Lessor of Transportation Containers, Intermodal Chassis and Trailers	Kansas City, MO
1998 – 2001	XTRA Corporation NYSE-Listed Lessor of Transportation Equipment	St. Louis, MO

Investment Experience

2000 – Present	Inwood Capital Management LLC	
1988 – 1999	Bass Brothers / Taylor & Company	Fort Worth, TX
1987	Steinhardt Partners	New York, NY
1986 – 1987	Rockefeller & Company	New York, NY
1983 – 1986	T. Rowe Price Associates	Baltimore, MD
1982	Merrill Lynch Venture Capital	New York, NY

Education

1988	Wharton School - MBA	Philadelphia, PA
1983	Wharton School - BS in Economics	Philadelphia, PA
1986	Chartered Financial Analyst

Michael N. Christodolou Mr. Christodolou has over thirty years of investment and corporate governance experience with publicly traded companies. He has collaborated with and assisted the management teams and Boards of Directors of companies on corporate and financial strategies to enhance shareholder value including acquisitions, divestitures, operational restructurings and optimized capital structures. He also has significant experience overseeing a wide range of audit committee activities including: enterprise risk assessment, Sarbanes-Oxley disclosure, compliance and internal audit procedures, hotline reporting, FCPA compliance and training, OFAC inquiries and internal fraud investigations. He has actively participated in over 600 Board and committee meetings at publicly traded companies and has been involved with numerous value enhancement/maximization situations at companies where he served as either a director or active board observer. He has had significant interaction and developed substantial contacts with executives and directors of public companies, institutional investors and hedge fund managers, mergers & acquisitions and capital markets investment bankers, accountants, lawyers, compensation consultants, and proxy advisory firms. Since 1999 he has served as a director and member of the Audit, Compensation and Corporate Governance & Nominating (CG&N) Committees at Lindsay Corporation (LNN), an approximately $875mm equity cap/$560mm revenue (as of 8 -31-15 fiscal year) NYSE-listed manufacturer of agricultural irrigation equipment and transportation infrastructure products. He served as Chairman of the Board from 2003 to January 2015 and also chaired the CG&N and the Executive Committees during that period. Previously he chaired the Audit Committee from 1999 until 2003. From 1998 to 2001 he served as a Director of XTRA Corporation, a NYSE-listed lessor of transportation equipment. He served as Chairman of the Audit Committee and a member of the Compensation Committee until XTRA was acquired by Berkshire Hathaway, Inc. in September 2001. In March 2011 he joined the board of Quest Capital Group LLC, a private company funded by a leading mutual insurance company to acquire, manage, and lease transportation equipment. He served as an independent director along with two operating partners and two private equity representatives until the company was acquired in June 2015. From November 2015 to February 2016 Mr. Christodolou was a director of Farmland Partners, Inc. (FPI), a NYSE-listed REIT which owned approximately 125 farms consisting of 75,000 acres. He served as Chairman of the Compensation Committee and a member of the Audit Committee. He led the creation of a relevant peer group, the establishment of performance metrics and the development of a 2015 executive compensation plan. He also assisted management with introductions to various Wall Street and insurance company capital sources and investment research coverage. In 2000 he founded Inwood Capital Management LLC. From 1988 to 1999 he was employed by Bass Brothers/Taylor & Company, the public equity investment group for members of the Bass family of Fort Worth, Texas. He served as a Director of Strategic Investments for the group’s $1 billion value-oriented fund from 1995 to 1999 and worked closely with the Boards and management teams of nearly two dozen companies where the group held stakes of 5% to 30%. From 1988 to 1995, he was a generalist investment analyst, performing fundamental analysis, financial valuations, and corporate and industry due diligence on hundreds of companies in dozens of industries. From 1983 to 1986, he was employed by T. Rowe Price Associates, where he analyzed high technology, emerging growth investments for the New Horizons Fund mutual fund and the Threshold Fund, L.P., a mezzanine venture capital fund. During the 1980s he also worked at Steinhardt Partners, Rockefeller & Company, and Merrill Lynch Venture Capital. He attended the Wharton School of the University of Pennsylvania, graduating with a B.S. in Economics in 1983 and an MBA in 1988.

Michael N. Christodolou Bass Brothers Experience 1995 - 1999 ▪ $1 Billion Value-Oriented Active Investment Fund ▪ Performed Intensive Fundamental Research and Worked With Management Teams, Boards and Institutional Shareholders on Strategies to Enhance Value ▪ Involved With Numerous Value Enhancement Situations Including: ▪ La Quinta Motor Inns, MacMillan Bloedel, Encal Energy, XTRA, Kirby, Lindsay Manufacturing, Fisher Scientific, Blount Industries, Kenting Drilling, Savannah Foods, Medical Care America, Beckman Instruments, Sensormatic Electronics, Beneficial Finance, Trimac, Dow Jones, Nova Chemical, Longview Fiber ▪ Actively Participated in 200+ Board of Directors and Committee Meetings at Publicly Traded Companies ▪ Developed Extensive Network of: ▪ Corporate Executives, Directors, Institutional and Hedge Fund Managers, Wall Street Research Analysts, Investment Bankers, Lawyers, Proxy Advisors, Compensation Consultants, Others 1988 - 1994 ▪ Researched Fundamentals, Prepared Industry Valuations and Performed Due Diligence on Hundreds of Companies in Dozens of Industries ▪ Identified, Researched and Managed Long, Short and Hedged Pairs Positions for Bass Family Accounts

Michael Christodolou Case Study: Lindsay Corporation Mr. Christodolou has been on the Lindsay board since January 1999 Appointed Chairman of the Audit Committee in April 1999 Significantly overhauled the AC meeting process and information package to include detailed dashboards of reserves and accruals, A/R aging and geography, performance bonds and posted letters of credit outstanding, debt covenants, OSHA safety statistics, and foreign currency net asset investment hedges and transactional hedges In the Fall of 1999 the company’s Chairman and CEO announced his retirement and Mr. Christodolou spearheaded the board's engagement of a national search firm and led the interview process of several candidates, resulting in the hiring of a new CEO in April 2000 Appointed Chairman of the Board and served for 12 years in this role January 2003 to January 2015 As Chairman, Mr. Christodolou led a board refreshment program which resulted in the addition of several new directors, including new directors identified by an independent search firm engaged to identify candidates Mr. Christodolou developed an annual director peer-review procedure; drafted board profiles for needed director attributes; and designed and formalized a new director orientation program Lindsay bought back 32% of the company from 1994 to 2005 or 5.7 million shares out of 18 million Served as a long-running internal proponent of a comprehensive Capital Allocation Plan and such a plan was introduced by the Board in January 2014 which authorized a $150 million buyback, equal to about 15% of the company's equity cap In addition to organic growth and long-term favorable irrigation equipment/agricultural market drivers, company management has made several transformational and accretive acquisitions and Mr. Christodolou played a significant role in fine tuning the mergers and acquisition analysis packages sent to the board including: best and worst case modeling; identification of positive and negative synergies, stringent weighted average cost of capital modeling; and post-acquisition reviews Also assisted CEO and CFO every quarter for 17 years with IR planning and preparing for investor calls and meetings

Michael Christodolou Case Study: XTRA Corporation Mr. Christodolou joined the XTRA Corporation board in January 1998 Difficult economic conditions and a softening transportation equipment leasing environment soon pressured the company’s performance Mr. Christodolou chaired the Audit Committee from February 1999 until mid-September 2001 when Berkshire Hathaway acquired the company In the 2½ years as Audit Committee Chair Mr. Christodolou oversaw and spearheaded several value creating initiatives: Formation of a corporate shared service center to reduce costs across multiple operating divisions Implemented a detailed comprehensive analysis of the company's maintenance reserve and ongoing reserving process on nearly 200,000 pieces of transportation equipment valued at $1.3 billion Instrumental in initiating and analyzing various debt finance, stock buyback and Dutch auction tender scenarios which resulted in a cumulative $211 million of stock buybacks between January 1999 to early-2001 Share count was reduced from 15.4 million to 10.6 million shares and the average price of the repurchases was $43.96 Negotiations with Warren Buffett commenced late June 2001 On July 31, 2001 it was announced that XTRA Corporation would be acquired by Berkshire Hathaway for $55.00 per share (25% higher than the trading price during the period of repurchases) The remaining 10.6 million shares were valued at $590 million plus the assumption of $710 million of debt for a $1.3 billion transaction The transaction closed mid-September 2001